EXHIBIT (a)(1)(v)
ELECTION OF ELIGIBLE OPTIONS (PAPER FORM)
DELEK US HOLDINGS, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR REPLACEMENT OPTIONS
ELECTION FORM
THIS OFFER EXPIRES AT 10:00 P.M., CENTRAL TIME, ON JUNE 10, 2009
UNLESS THE OFFER IS EXTENDED
Before signing this Election Form, please make sure you received, read and understood the documents that constitute this Offer, including (1) the Offering Memorandum Relating to Our Offer to Exchange Certain Outstanding Options to Purchase Common Stock for Replacement Options to Purchase Common Stock (referred to as the “Offering Memorandum”, and the offer described in the Offering Memorandum and related documents is referred to as the “Offer”); (2) the e-mail from Kathy Roadarmel dated May 13, 2009; (3) the Summary of the Option Exchange Program; (4) the Instructions Forming Part of the Terms and Conditions of the Offer (the “Instructions”); (5) this Election Form; and (6) the Agreement to Terms of Election (“Election Agreement”) before completing and signing this Election Form. The Offer is subject to the terms of these documents as they may be amended. The Offer provides holders of eligible stock options the opportunity to exchange these options for replacement options as described in the Offering Memorandum. This Offer expires at 10:00 p.m., Central Time, on June 10, 2009, unless it is extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.
If you wish to participate in the Offer with respect to any Eligible Option listed below, please check the “Yes” box in the corresponding “Exchange Entire Eligible Option” column. If the “No” box is checked, the corresponding Eligible Option will not be exchanged and will remain outstanding subject to its original terms. You must sign, date and deliver this completed Election Form to the Option Exchange Administrator via hand delivery or facsimile by 10:00 p.m., Central Time, on June 10, 2009 in accordance with the Instructions.

Grant Date of Eligible	Exercise Price Per	Share Subject to
Option (mm/dd/yyyy)	Share ($)	Eligible Options (#)	Exchange Entire Eligible Option
☐ YES (exchange the entire Eligible Option)
☐ NO (retain the entire Eligible Option)

☐ YES (exchange the entire Eligible Option)
☐ NO (retain the entire Eligible Option)

☐ YES (exchange the entire Eligible Option)
☐ NO (retain the entire Eligible Option)

☐ YES (exchange the entire Eligible Option)
☐ NO (retain the entire Eligible Option)
If you elect to exchange an Eligible Option, the number of shares of Common Stock subject to the replacement options you receive compared to the number of shares of Common Stock subject to the options you surrender will be based on the following exchange ratios:

Exercise Price of	Exchange Ratio
Surrendered	(Replacement Options as a Percentage of	Replacement Options To Be Issued
Eligible Options	Surrendered Eligible Options)	Per 100 Eligible Options Surrendered
$16.00	67%	67
$16.01 - $20.99	57%	57
$21.00	50%	50
$21.01 - $25.99	44%	44
$26.00+	31%	31

(a)(1)(v)-1

EXHIBIT (a)(1)(v)
The replacement options will retain the expiration date and vesting schedule of the corresponding surrendered options except that all replacement options will be subject to a minimum six month vesting requirement. Thus, if a portion of a surrendered option is vested or is scheduled to vest within six months of the replacement option grant date (which granted date is expected to be June 10, 2009), the corresponding portion of the replacement option will vest six months from the grant date (which vesting date is expected to be December 10, 2009). See the Offering Memorandum for further details.
BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.
In making this election, you agree that we may use, collect and transfer your personal data for the purpose of implementing, administering and managing your participation in the Offer. Such personal data may be transferred to us and to any third parties assisting us with the Offer, and these recipients may be located in the United States or elsewhere.
Please note that you may change your election by submitting a new properly completed and signed Election Form prior to the expiration of the Offer (which is expected to be at 10:00 p.m., Central Time, on June 10, 2009 unless we extend the Offer). The last valid election in place prior to the expiration of the Offer shall control.
Your signature and submission of this Election Form indicates that you have read and agreed to the Agreement to the Terms of Election attached hereto.

Signature of Optionee or Authorized Signatory

Optionee’s Name (please print in full)

Date: , 2009

Address:

E-Mail Address:

Deliver this entire Election Form to the Option Exchange Administrator by hand delivery or facsimile number (615) 435-1271 no later than 10:00 P.M., central time, on June 10, 2009 (unless the Offer is extended).
Delivery of your paper Election Form other than by facsimile to (615) 435-1271 or by hand delivery to Option Exchange Administrator, Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, TN 37027 will not constitute valid delivery.

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